Exhibit 99.1

Nationwide Financial Services, Inc. Transitional Disclosures Required by Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets

As disclosed in note 3 to the unaudited financial statements included in Form 10-Q for the three month period ended March 31, 2002, Nationwide Financial Services, Inc. adopted Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets (SFAS No. 142) on January 1, 2002. Under SFAS No. 142, which is described in more detail in such note, goodwill is no longer amortized.

Below is a calculation of reported net income, basic earnings per share and diluted earnings per share adjusted for the effect of goodwill amortization expense for the periods indicated.

	Three months ended March 31, 2001	Years ended December 31,
(in millions, except per share amounts)		2001	2000	1999

Net income, as originally reported	$107.7	$412.8	$434.9	$381.3
Exclude goodwill amortization expense, net of tax	1.4	6.3	5.3	4.2
Exclude equity method goodwill amortization expense, net of tax	1.4	4.7	4.4	1.3

Adjusted net income	$110.5	$423.8	$444.6	$386.8

Basic earnings per share:
As originally reported	$0.84	$3.20	$3.38	$2.96
Exclude goodwill amortization expense	0.01	0.05	0.04	0.03
Exclude equity method goodwill amortization expense	0.01	0.04	0.03	0.02

As adjusted	$0.86	$3.29	$3.45	$3.01

Diluted earnings per share:
As originally reported	$0.83	$3.20	$3.38	$2.96
Exclude goodwill amortization expense	0.01	0.05	0.04	0.03
Exclude equity method goodwill amortization expense	0.02	0.03	0.03	0.02

As adjusted	$0.86	$3.28	$3.45	$3.01

Management is currently evaluating whether any existing goodwill is impaired. Consistent with the provisions of SFAS No. 142, this evaluation will be completed by the end of the second quarter of 2002.